Exhibit 99.6

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the UK Financial Services and Markets Act 2000 if you are in the United Kingdom, or if not, from another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your Danka Ordinary Shares, please forward this document at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. If you have sold part only of your holding of Danka Ordinary Shares please consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

DANKA BUSINESS SYSTEMS PLC

(Incorporated and registered in England and Wales under the Companies Act 1985 with registered number 1101386)

Increased Distribution to Holders of Danka Ordinary Shares (including ADSs) in Proposed Members’

Voluntary Liquidation

THIS DOCUMENT SHOULD BE READ IN CONJUNCTION WITH THE CIRCULAR TO DANKA SHAREHOLDERS DATED 20 JANUARY 2009 (THE “CIRCULAR”). THIS SUPPLEMENTARY CIRCULAR IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CIRCULAR EXCEPT TO THE EXTENT THE INFORMATION CONTAINED HEREIN SUPPLEMENTS, MODIFIES OR SUPERSEDES THE INFORMATION CONTAINED IN THE CIRCULAR. CAPITALISED TERMS USED IN THIS DOCUMENT AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CIRCULAR.

Your attention is drawn to the letter to Danka Shareholders from the Chairman of Danka which is set out on page 1 of this document.

A Form of Proxy to be used by holders of Danka Ordinary Shares in connection with the resolutions to be proposed at the Extraordinary General Meeting accompanied the Circular. Whether or not holders of Danka Ordinary Shares intend to attend the Extraordinary General Meeting in person, they are requested to complete the Form of Proxy in accordance with the instructions printed on it and return it as soon as possible by post or (during normal business hours only) by hand but, in any event so as to be received by Danka’s registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, no later than 2.00 p.m. on 17 February 2009.

If any Ordinary Shareholder requires further copies of the Form of Proxy, or needs to change any voting instructions or other details on a Form of Proxy that has already been returned, please contact Computershare Services PLC on +44 (0) 870 889 4027 as soon as possible.

The completion and return of the completed Form of Proxy will not prevent you from attending the EGM and voting in person (in substitution for your proxy vote) if you so wish (and are so entitled).

LETTER FROM THE CHAIRMAN OF DANKA

DANKA BUSINESS SYSTEMS PLC

(Incorporated and registered in England and Wales under the Companies Act 1985 with registered number 1101386)

Registered office:

Masters House

107 Hammersmith Road

London W14 0QH

12 February 2009

To holders of Danka Ordinary Shares

Dear Danka Shareholder,

Danka Business Systems PLC

Increased Distribution to Holders of Danka Ordinary Shares (including ADSs) in Proposed Members’ Voluntary Liquidation

Introduction

As announced on 12 February 2009, following discussions between the Participating Shareholders and certain holders of ADSs, the Participating Shareholders have agreed to an increase in the amount payable out of the proceeds of the proposed Members’ Voluntary Liquidation to persons who hold Danka Ordinary Shares and ADSs as at the time at which the Members’ Voluntary Liquidation commences from a sum in cash equal to US$0.025 per Ordinary Share and US$0.10 per ADS to a sum in cash equal to US$0.03 per Ordinary Share and US$0.12 per ADS.

In addition, pursuant to a voting agreement entered into among certain holders of ADSs (including DCML LLC and Ironwood Investment Management, LLC) (together the “Committed Holders”) and the Company on

11 February 2009, each of the Committed Holders has agreed to vote their entire respective holdings of ADSs in favour of the resolution to approve the Members’ Voluntary Liquidation and the related resolutions to be proposed at the Extraordinary General Meeting of the Company to be held on 19 February 2009.

The Committed Holders collectively hold approximately 25,558,409 ADSs, representing 102,233,636 Danka Ordinary Shares, carrying the right to exercise approximately 27.0 per cent. of the voting rights carried by the Company’s entire issued share capital. The Cypress Shareholders, who have also agreed to vote in favour of the resolution to approve the Members’ Voluntary Liquidation and the related resolutions to be proposed at the Extraordinary General Meeting, currently hold 355,344 Danka Participating Shares in aggregate carrying the right to exercise approximately 29.9 per cent of the voting rights carried by the Company’s entire issued share capital. Thus, holders of ADSs and Danka Participating Shares carrying the right to exercise 56.9 per cent. in aggregate of the voting rights carried by the Company’s entire issued share capital have agreed to vote in favour of the resolution to approve the Members’ Voluntary Liquidation and the related resolutions to be proposed at the Extraordinary General Meeting.

Further information

As stated in the Circular, the Board believes that the relevant provisions of the Articles require the entirety of the amount which would ultimately be available for distribution to Danka Shareholders in the Members’ Voluntary

Liquidation to be paid to the holders of the Danka Participating Shares, leaving no amount available for distribution to the Ordinary Shareholders. However, in order to ensure that there is some return to Ordinary Shareholders in the Members’ Voluntary Liquidation, pursuant to the Deed of Undertaking the Directors had procured the agreement of the Participating Shareholders, notwithstanding their rights as Participating Shareholders under the Articles, to irrevocably and unconditionally direct and instruct the Liquidators to pay, out of the proceeds of the Members’ Voluntary Liquidation prior to any distribution of the proceeds of the Members’ Voluntary Liquidation to the Participating Shareholders, to the persons who hold Danka Ordinary Shares and ADSs as at the time at which the Members’ Voluntary Liquidation commences, an aggregate amount in cash equal to approximately US$6.5 million, on the basis of a payment in cash of US$0.025 per Ordinary Share and a payment in cash of US$0.10 per ADS.

Pursuant to an amendment to the Deed of Undertaking entered into by the Participating Shareholders on 11 February 2009, the Participating Shareholders have agreed to increase the amount to be paid out of the proceeds of the Members’ Voluntary Liquidation to the persons who hold Danka Ordinary Shares and ADSs as at the time at which the Members’ Voluntary Liquidation commences, prior to any distribution of the proceeds of the Members’ Voluntary Liquidation to the Participating Shareholders, to US$0.03 in cash per Ordinary Share and US$0.12 in cash per ADS.

Following this payment, any additional proceeds of the Members’ Voluntary Liquidation (including any amount released to Danka and/or DHC from the US$25 million deposited in escrow pursuant to the Disposal Agreement) are to be paid to the Participating Shareholders in accordance with the Articles and holders of ADSs and Danka Ordinary Shares would not receive any further distributions from the proceeds of the Members’ Voluntary Liquidation.

The obligations of the Participating Shareholders under the Deed of Undertaking, as amended, are conditional on the resolution to approve the Members’ Voluntary Liquidation being duly approved by the requisite majorities at the Extraordinary General Meeting.

In order to induce the Participating Shareholders to agree to the increased payment to persons who hold Danka Ordinary Shares and ADSs, it has been agreed that all of the obligations of the Participating Shareholders under the Deed of Undertaking shall terminate on the earlier of (i) 28 February 2009 and (ii) the resolution to approve the Members’ Voluntary Liquidation to be proposed at the Extraordinary General Meeting failing to be approved by the requisite majority at the Extraordinary General Meeting or any adjournment or postponement thereof.

As stated in the Circular, if Danka Shareholders do not approve the Members’ Voluntary Liquidation, the Board will continue to assess the alternatives available to distribute the Company’s net cash among Danka Shareholders. However, Danka Shareholders should note that should the proposed Members’ Voluntary Liquidation not be approved, there is no guarantee that any future alternative chosen by the Board will result in any return to Ordinary Shareholders. Under the existing terms of the Articles, given the current approximately US$392 million in accreted value of the Participating Shares, the Participating Shareholders would be entitled to receive all of the Company’s net cash in a liquidation of the Company. In addition, Danka Shareholders should also note that under the Articles, the Company is required, subject to the requirements of English law, to redeem all of the Danka Participating Shares on 17 December 2010 (or as soon thereafter as the Company is permitted by English law), or the maximum number of Danka Participating Shares which can lawfully be so redeemed on such date in accordance with such requirements.

In addition, there can be no guarantee that, should the proposed Members’ Voluntary Liquidation not be approved at the Extraordinary General Meeting, the holders of the Danka Participating Shares will not take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the company, to recover amounts to which they are entitled pursuant to the Articles and which must be paid to them before the Ordinary Shareholders (and holders of ADSs) are entitled to receive any return on a winding up of the Company. Such amounts exceed the amount of the net proceeds from the Disposal and the funds which are otherwise available to the Company. The passage of time continues the accretion in the value of the Danka Participating Shares, further reducing the return to the holders of Danka Participating Shares and increasing the possibility of no return to

Ordinary Shareholders (and holders of ADSs). Accordingly, in an involuntary liquidation, it is unlikely that Ordinary Shareholders would receive any distribution. The Company has been advised by the Cypress Shareholders that they intend to file an application in the near future seeking the involuntary winding up of the Company under the provisions of the Insolvency Act. The Cypress Shareholders have also informed the Company that, in the event that the Members’ Voluntary Liquidation is rejected once again, they will seek the support of the Company’s management and Board for the involuntary liquidation application.

Danka Shareholders should also be aware that, as noted above, in the event that the Members’ Voluntary Liquidation is rejected at the Extraordinary General Meeting the obligations of the Participating Shareholders under the Deed of Undertaking shall terminate.

The resolution to approve the Members Voluntary Liquidation and associated resolutions are set out in full in the Notice of Extraordinary General Meeting on pages 13 and 14 of the Circular.

The Board is pleased that the return available to holders of ADSs and Danka Ordinary Shares in the event that the Members’ Voluntary Resolution is approved at the Extraordinary General Meeting has been increased and continues to consider the resolutions to be proposed at the Extraordinary General Meeting to be in the best interests of Danka and the Danka Shareholders as a whole. Accordingly, the Board continues to recommend that Danka Shareholders vote in favour of the resolutions to be proposed at the Extraordinary General Meeting as all Directors intend to do in respect of their own beneficial shareholdings.

Yours sincerely,

A.D. Frazier

Chairman and Chief Executive Officer

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